Exhibit 10.3
MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”), dated as of January 4, 2011 (the “Effective Date”), is entered into by and between Eyefly LLC, with offices at 42 West 39th Street, New York, New York 10018 (the “Company”), and Tworoger Associates, Ltd., with offices at 594 Broadway, New York, New York 10012 (the “Service Provider”).

WHEREAS, the Service Provider has agreed to make available to the Company certain facilities and perform certain services for the Company, and the Company desires to obtain access to such facilities and services, on the terms provided herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.           Facilities and Services.  At all times during the term of this Agreement, the Service Provider shall provide the Company with access to such office space, office equipment and supplies, telecommunications and computer networks, administrative personnel and other property and services as may be agreed to by the parties from time to time (collectively, the “Facilities and Services”).  The parties agree that the Facilities and Services are intended to include (without limitation) the warehousing and procurement of inventory (all of which will be sold to the Company by Service Provider at cost), the fulfillment of customer orders and the provision of customer service.

2.           Term.  The term of this Agreement shall commence as of the Effective Date and shall continue until terminated by either party on thirty (30) days’ prior written notice.  The provisions of Sections 3 – 13 shall survive any termination of this Agreement indefinitely.

3.           Compensation.  In consideration for the provision of the Facilities and Services, the Company shall pay the Service Provider a monthly fee (the “Service Provider Fee”) equal to one hundred percent (100%) of the costs incurred by the Service Provider in connection with its provision of the Facilities and Services, including (without limitation) any allocable costs of personnel or resources that are used partially to provide Services hereunder and partially for other elements of the Service Provider’s business.  The Service Provider Fees shall be invoiced on a monthly basis and paid within thirty (30) days of receipt of invoice. The Service Provider shall, for a period of five (5) years from incurrence, retain all records reasonably necessary to support the calculation of fees due hereunder, and shall make such records available to the Company as reasonably requested.

4.           Relationship of the Parties. The Service Provider is providing services hereunder as an independent contractor, retaining control and responsibility for its operations and personnel.  Nothing in this Agreement shall be deemed to constitute the parties hereto joint venturers, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee relationship between the Company on the one hand, and the Service Provider or any of the Service Provider’s employees on the other hand.

5.           Indemnification. The Company shall reimburse, defend, indemnify and hold the Service Provider and its affiliates, members, partners, Service Providers, officers, employees and agents, harmless from and against any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) arising out of, related to or in connection with any act or omission of, or on behalf of, the Company or the Service Provider, except to the extent determined by a court of competent jurisdiction to result directly from the gross negligence or willful misconduct of the person seeking indemnification.

6.           Notices.  Any notice, request, demand or other communication permitted or required to be given hereunder shall be in writing, shall be sent by one of the following means to the addressee at the address set forth in the preamble to this Agreement (or at such other address as shall be designated hereunder by notice to the other party hereto, effective upon actual receipt) and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with a nationally recognized overnight delivery service with an order for next-day delivery, with the cost of delivery prepaid for the account of the sender; (b) on the fifth business day following the day duly sent be certified or registered United States mail, postage prepaid and return receipt requested; or (c) if delivered by other means, when actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

7.           Assignment; Successors and Assigns.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by either party without the prior written consent of the other, except in connection with a merger or sale of all or substantially all of the assets of the assigning party.  All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

8.           Amendments.  No amendment, supplement or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Service Provider and the Company (in the case of an amendment or supplement) or by the waiving party (in the case of a waiver).

9.           Applicable Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction.  Any disputes arising hereunder shall be subject to the exclusive jurisdiction of the State and federal courts located in New York, New York.

10.           Section Headings.  The headings of each section are contained herein for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters.

12.           Severability. If any provision of this Agreement or application thereof under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, and both of which together shall constitute one and the same document.

14.           Confidentiality; Non-Competition; Non-Solicitation.  The Service Provider shall be deemed to be bound by the provisions of Section 20.1 and 20.2 of the Operating Agreement (as hereinafter defined) as if were a Member (as defined therein) of the Company.  The Service Provider’s obligations under Section 20.1 of the Operating Agreement shall survive indefinitely and its obligations under Section 20.2 of the Operating Agreement shall survive for as long as it or any of its Affiliates (as defined therein) is a Member and for a period of three (3) years thereafter.  The provisions of Section 20.3 and Article XXI of the Operating Agreement shall apply to the Service Provider’s obligations under this Section 14 as of the same were included herein.  For purposes hereof the term “Operating Agreement” shall mean that certain Operating Agreement of the Company, dated on or about the date hereof, as the same may be amended from time to time.

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IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the date first above written.

EYEFLY LLC

By:	/ s / Melissa Payner
Name:	Melissa Payner
Title:	Manager

TWO RODGER ASSOCIATES, LTD.

By:	/ s / Alessandro Lanaro
Name:	Alessandro Lanaro
Title:	President